UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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GRANDSOUTH BANCORPORATION

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Dear Shareholders,

We experienced another year of strong asset growth in 2021 resulting in record setting net income of $16.1 million. This equates to a 1.39% return on average assets and a 17.78% return on average equity. We exceeded $1.2 billion in total assets in 2021. The robust growth we have had over the last five years from investments in people, new markets and technology are paying off. The culture we have developed has delivered superior growth with excellent earnings while not sacrificing credit quality. Our 2021 charge off ratio was 0.01% and our nonperforming assets as a percent of total assets were 0.19% as of December 31, 2021.

Total assets increased by $113.9 million, or 10.5%, to $1.20 billion as of December 31, 2021. The loan portfolio increased $54.9 million, or 6.2%, to $933.5 million as of December 31, 2021. The loan portfolio excluding Paycheck Protection Program (“PPP”) loans and purchased student loans increased $103.7 million, or 12.5%. This growth was primarily funded by an increase of $77.2 million, or 37.9%, in noninterest-bearing deposits and an increase of $35.4, or 4.8%, in interest-bearing deposits during 2021. Our compound annual growth rate in loans, deposits, and assets are all in excess of 17% since year end of 2015, as noted in the illustration below.

(Dollars in thousands)	2016	2017	2018	2019	2020	2021	CAGR(1)
Total assets	$515,514	$653,733	$776,206	$911,645	$1,089,779	$1,203,722	18.5%
Gross loans	$418,791	$551,394	$663,279	$756,389	$878,545	$933,475	17.4%
Total deposits	$430,327	$569,998	$678,795	$812,501	$946,480	$1,059,041	19.7%

(1) – Compound Annual Growth Rate

During 2021, we made the strategic decision to sell our student loan portfolio purchased in previous years. We also paid off our most costly Federal Home Loan Bank (FHLB) borrowings and sold bonds in our investment portfolio that were below markets and in an unrealized loss position. The gain from the sale of the purchased student loans allowed to us to more than offset the FHLB prepayment penalties and investment security losses. We believe making these balance sheet changes will position us better for future earnings and allow us to better service our core customer base.

The Company reported $16.1 million in net income in 2021, an increase of 86.4%, from $8.6 million in 2020. The 2021 earnings and fourth quarter net income of $4.7 million represented record results for these periods. These excellent earnings made possible a 30% increase in our first quarter 2022 cash dividend to $0.13 per common share.

We began a journey in 2015 to rebuild our sales and credit culture. We made a careful and thought-out investment in people and new markets. We focused on what we do best. We believe we now have an exceptional franchise because of our people, our commercial focus, an efficient branch network, and a strong specialty lending division in CarBucks.

On behalf of the Board of Directors and the management team of GrandSouth Bancorporation, I want to thank you for your support and confidence.

Sincerely,

JB Schwiers

Forward-Looking Statements

This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of the Company. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties beyond the Company’s control and may not be realized due to a variety of factors. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations may be different than expected, including, but not limited to, due to the continuing negative impacts and disruptions resulting from COVID-19 on the economies and communities the Company serves, which may have an adverse impact on the Company’s business, operations and performance, and could have a negative impact on the Company’s credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act, or the “CARES Act”; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the Company; (6) changes in interest rates, which may affect the Company’s net income, prepayment penalty income, and other future cash flows, or the market value of the Company’s assets, including its investment securities; and (7) changes in accounting principles, policies, practices, or guidelines. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by the Company with the SEC and available at the SEC’s internet site (https://www.sec.gov/). You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by the Company to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this information.